Exhibit 2.1

STOCK PURCHASE AGREEMENT

This is a STOCK PURCHASE AGREEMENT (the “Agreement”), dated March 11th, 2020 by and among Clancy Systems International Inc., a Colorado corporation (“Buyer”), ARKE TECH S.A.P.I DE C.V., a Mexican corporation (the “Seller”), and Hyperion Digital Group S. DE R.L. DE C.V.., a Mexican corporation (the “Company”), for the purchase and transfer of all the issued and outstanding capital stock in the Company. Buyer, Seller and the Company are herein collectively, referred to as the “Parties” and individually, as a “Party”.

WITNESSETH:

WHEREAS, the Company is a Digital Transformation and Consulting company in the business of providing services and solutions focused primarily on the Mexican and US markets to clients in diverse industries. (the “Business”);

WHEREAS, Seller is the owner of all the issued and outstanding shares of capital stock of the Company (the “Shares”); and

WHEREAS, Buyer desires to acquire, and Seller desires to sell to Buyer, all the Shares in the Company on the terms and conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the promises and of the respective representations and warranties set forth in this Agreement, and of the covenants and agreements contained herein, and intending to be legally bound, Buyer, the Company, and Seller hereby agree as follows:

1.

Purchase and Sale of Shares

1.1.          Sale of Shares. Subject to the terms and conditions set forth in this Agreement and the Transaction Documents (as defined below), Seller hereby agrees to sell and transfer all the Shares to Buyer and Buyer agrees to acquire such Shares at Closing (as defined below). Seller shall make such sale, transfer, assignment, and delivery of the Shares free and clear of all liens, encumbrances, or claims of others whatsoever.

1.2.          Consideration. The consideration for the Shares shall consist of cash and a promissory note, and earnout arrangement and assumption of debt, all as set forth below:

(a)          Promissory Note. A promissory Note issued by Buyer to Seller in the principal amount of One Million Three Hundred Fifty Thousand and 00/100 United States Dollars ($1,350,000), in the form attached hereto as Exhibit A (the “Seller Note”)1. The Seller Note shall provide for, among other things, (i) a term and amortization period of thirty-six (36) months, with payment commencing on the first day of July 2020 month immediately following the Closing Date with payments to continue to be made on the first day of each month thereafter, with payments to be in the amount of Forty Thousand One Hundred Fifty Eight and 35/100 United States Dollars ($40,158.35), (ii) the accrual of interest at a fixed rate of 4.50% per annum (iii) prepayment without any penalty, and (iv) adjustment of the principal amount as set forth herein at Section 1.3.

_____________

1 $150,000 deducted from promissory note amount of $2,000,000 reference in the LOI as a result of assumption of $350,000 of debt on Hyperion DG Credit lines, and payment of other amounts in Section 1.2(c).

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(i)       As security for the performance of the Seller Note, Buyer and the Company hereby grant to the Seller a continuing security interest in any and all right, title and interest in the Shares, and further irrevocably pledges to Seller the Shares (the “Pledged Shares”) of Company pursuant to the terms of the Pledge and Security Agreement in the form attached hereto as Exhibit B (the “Pledge and Security Agreement”). The Buyer and the Seller hereby acknowledge and agree that the security interest created thereby in the Pledged Shares constitute continuing collateral security for all of the obligations under the Seller Note, whether now existing or hereafter arising.

(ii)      The amount of the Seller Note shall be increased by (i) the Net Working Capital Surplus, if any, and shall be reduced by (ii) the Net Working Capital Shortfall, if any, as set forth below:

(1)          Within thirty (30) days after the Closing Date, the Buyer shall prepare in good faith and deliver to the Seller a written statement (the “Final Statement”) setting forth the Buyer’s calculation of actual amount of (i) Working Capital as of the close of business on the Closing Date (the “Closing Date Working Capital”), (ii) the amount by which the Closing Date Working Capital exceeds the Working Capital Target, if any (the “Net Working Capital Surplus”), or (iii) the amount by which the Working Capital Target exceeds the amount of the Closing Date Working Capital, if any (the “Net Working Capital Shortfall”).

(2)          If there is a Net Working Capital Surplus as calculated in the Final Statement, then the principal amount of the Seller Note shall be increased by the amount of such Net Working Capital Surplus as of and at the time of such calculation. If, however, there is a Net Working Capital Shortfall as calculated in the Final Statement, then the principal amount of the Seller Note shall be reduced by the amount of such Net Working Capital Shortfall as of and at the time of such calculation.

(3)          Seller shall be given access to the books and records of the Company to analyze the Final Statement. If the Seller, upon gaining access to the books and records of the Company, has any objections to the calculations in the Final Statement, Seller shall deliver a detailed statement describing its objections, and its detailed calculations of such amounts, to the Buyer within thirty (30) days after the Buyer’s delivery of the Final Statement. Thereafter Buyer and Seller shall use reasonable efforts to resolve any such objections themselves, and to the extent they reach a final resolution on the objections, the Final Statement will be updated to reflect such resolution. If the Parties do not obtain a final resolution within thirty (30) days after Seller has received the statement of objections, however, Buyer and Seller shall select an accounting firm mutually acceptable to them to resolve any remaining objections. If Buyer and Seller are unable to agree on the choice of an accounting firm, they will select a nationally-recognized accounting firm with an office located within thirty (30) miles of the Buyer’s office location (excluding any outside accounting firms that the Parties or their affiliates have worked with during the immediately preceding ten (10) years). The determination of any accounting firm so selected shall be set forth in writing and shall be conclusive and binding upon the Parties. In the event the Parties submit any unresolved objections to an accounting firm for resolution as provided above, Buyer and Seller shall equally share responsibility for the fees and expenses of the accounting firm. The determination of such accounting firm will be final and binding on the Parties, and the Final Statement will be adjusted to reflect such final determination. If Seller has no such objections to the Final Statement within the thirty (30) day period described above, then the calculations in the Final Statement shall be final and binding on the Parties.

(4)          The term “Working Capital” shall mean as of the close of business on the Closing Date the current assets of the Company (as historically calculated and defined by the Company in its Financial Statements) less the current liabilities of the Company (as historically calculated and defined by the Company in its Financial Statements, but excluding all loans, credit facilities, or the lines of credit).

(5)          The term “Working Capital Target” shall mean an amount of Working Capital equal to the average of working capital over the trailing 12 months.

(b)          Cash and Shares of Common Stock. At Closing, the Buyer will also make the following payments of cash and issuances of common stock:

(i)      Seventy Five Thousand and 00/100 United States Dollars ($75,000), payable in cash to ARKE TECH S.A.P.I DE C.V.;

(ii)      Seventy Five Thousand and 00/100 United States Dollars ($75,000), payable in cash to Epsilon Acquisition Services LLC;

(iii)     Grant of 2,293,488 shares of common stock having an agreed upon price/value of $0.043 per share, or Ninety-Eight Thousand Six Hundred Twenty and 00/100 United States Dollars ($98,620) to ARKE TECH S.A.P.I DE C.V.; and

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(iv)    Grant of 1,194,883 shares of common stock having an agreed upon price/value of $0.043 per share, or Fifty-One Thousand Three Hundred Eighty and 00/100 United States Dollars ($51,380) to Epsilon Acquisition Services LLC.

(c)           Earn-Out. Seller shall be entitled to the earn-out payments set forth in that certain Earnout Agreement in substantially the form of Exhibit C attached hereto (the “Earnout Agreement”), pursuant to which Buyer will issue to Seller that number of shares of stock of Buyer which have an aggregate value of up to Thirteen Million and 00/100 United States Dollars ($13,000,000.00) as of the date of issuance thereof, as set forth in the Earnout Agreement (the “Earnout Shares”).

1.3.          Taxes; Tax Returns.

(a)          Seller shall be responsible for payment of all taxes and the preparation of drafts of all tax returns of the Company in Mexico for all tax periods ending on or prior to the Closing Date (“Final Tax Returns”), and the submission of the Final Tax Returns to the Buyer for its review and filing at least thirty (30) days before the extended due dates thereof. Seller shall submit the Final Tax Returns to the Buyer in a form suitable for immediate filing together with all schedules, supplemental forms and other attachments required by applicable law in Mexico for such Tax Returns. Buyer shall notify Seller of any objections to the Final Tax Returns submitted to Buyer as soon as reasonably practicable after receipt of such Final Tax Returns, and in any event within thirty (30) days after receipt of such Final Tax Returns. Seller shall consult with the Buyer regarding any material issue that the Buyer may have with any matter reported on the Final Tax Returns as presented by the Seller and shall attempt in good faith to resolve any such issues. In the event any such matter is not resolved to the Buyer’s reasonable satisfaction, the Seller shall submit such matter to tax counsel or an independent accounting firm selected from any of the considered Big Four accounting firms located in Mexico and the US at the time resolution is required and the determination of such counsel or independent accounting firm shall be binding on the Buyer and the Seller. The Final Tax Returns shall be signed on behalf of the Company by the Seller in his official capacity with the Company or by another appropriate officer of the Company. Following the procedure outlined above, the Company shall timely file all Final Tax Returns.

(b)          With respect to any taxable period that begins before the Closing Date but ends after the Closing Date (a “Straddle Period”), the Seller shall pay the Taxes attributable to the portion of such Straddle Period ending on the Closing Date (inclusive thereof). For any Straddle Period, the amount of any taxes based on or measured by income or receipts allocable to the portion of the Straddle Period ending on the Closing Date shall be determined based on a closing of the books as of the close of business on the Closing Date, and the amount of any other taxes allocable to the portion of the Straddle Period ending on the Closing Date shall be paid by Seller. If Seller fails to pay any Taxes attributable to Tax Returns to be filed by the Company under this Section 1.6(b) or Section 1.6(a), above, Buyer shall have the right to make payment of same on behalf of the Company and offset such payments against the principal balance of the Seller Note., So long as Seller has been given the opportunity to verify the tax obligation and exercise any recourse available to it, and if necessary tender such payment within reasonable time. With respect to any tax return required to be filed by the Company with respect to a Straddle Period, the Company shall prepare such returns in accordance with the past practices of the Company and shall provide the Seller with a copy of each such tax return at least thirty (30) days prior to the due date for the filing of such tax return for the Seller’s review. The Company shall make any changes requested by the Seller that are not inconsistent with applicable laws.

(c)          The Seller, the Buyer, and the Company will provide each other with such cooperation and information as any of them reasonably may request of another in matters pertinent to the subject matter covered by this Section 1.6. The Company will retain all tax returns, schedules and work papers and all material records or other documents relating to tax matters of the Company until the expiration of all applicable statute of limitations pursuant to Mexican law for further assessment. Seller and Seller’s representatives shall have reasonable access at reasonable times to such records for review and copying. The Buyer shall promptly notify the Seller in writing in the case of an audit or legal proceeding that relates to periods ending on or prior to the Closing Date; and the Seller shall have the right at their own expense to participate in and control the conduct of such audit or proceeding to the extent that such audit or proceeding relates to a potential adjustment for With respect to a potential adjustment of taxes of the Company for which both the Seller and the Buyer could be liable, or which involves an issue that recurs in any period ending after the Closing Date (whether or not the subject of an audit at such time): (1) both the Buyer and the Seller may participate at their own expense in the audit or proceeding; and (2) the audit or proceeding shall be controlled by that Party which would bear the burden of the greater portion of the sum of the adjustment and any corresponding adjustments that may reasonably be anticipated for a future tax period. Neither the Buyer nor the Seller shall enter into any compromise or agree to settle any claim pursuant to any tax audit or proceeding which would adversely affect the other Party for such year or a subsequent year without the written consent of the other Party, which consent may not be unreasonably withheld, conditioned or delayed.

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(d)          Buyer shall not file or cause to be filed, any amended tax return for the Company for any period ending on or before the Closing Date, nor any tax return for any Straddle Period, without the written consent of Seller, which shall not be unreasonably withheld, conditioned or delayed. Buyer shall pay over to Seller, within ten (10) business days of receipt by the Company or any affiliate, any tax refund for any tax period ending on or prior to the Closing Date or for or allocable to the pre-Closing portion of any Straddle Period.

1.4.          Interim Business Operations.

(a)          From the execution of the letter of intent between the Parties on December 24, 2019, and throughout the negotiation of this Agreement and up to the Closing Date, Seller covenants that (a) it has, and will until the Closing, cause the Company to operate the Business in the ordinary course of business, and (b) he has used and will use its commercially reasonable efforts to preserve the Business, and (c) paid all liabilities of the Company and will pay all other liabilities and obligations arising in the ordinary course of business, and preserve the goodwill of Customers, and (iv) the Company has not made or paid any transfers, assignments, distributions, dividends, compensation or bonuses, to Seller or other employees of the Company that are not customary and within the ordinary course of business.

(b)          Notwithstanding the foregoing, Seller covenants that there have been no pre-closing distributions and the balance sheet shall be materially similar to the balance sheet of Nov 30 balance sheet of 2019.

1.5.            Post-Closing Treatment of Company Accounts. Upon the Closing, subject to the terms and conditions of this Agreement, Buyer shall acquire the Company, and shall assume control of the Company and its respective assets and liabilities, including, without limitation, its bank/deposit accounts, accounts receivable (other than the Closing Accounts Receivable), accounts payable, and payroll liabilities. Buyer shall designate the primary signatory on all such accounts, and Seller shall cooperate with Buyer in obtaining and executing all documentation required by the Company’s banks to carry out the foregoing covenant, as Buyer may reasonably request. Upon the Closing, all accounts receivable (other than the Closing Accounts Receivable) and accounts payable shall be payable to, and payable by, the Company, and the Seller shall have no interest or right to any accounts receivable (other than the Closing Accounts Receivable) paid to the Company after Closing, nor shall the Seller have any obligation to pay any accounts payable due from the Company after Closing. The Seller represents that it has not manipulated the timing of receipt of any accounts receivable so as to seek or influence early payments (prior to Closing) out of the ordinary course of business. The Seller represents that it has not manipulated the timing of any payment of the accounts payable (or payroll) so as to make or cause the Company to pay the same after Closing or otherwise outside of the ordinary course of business.

2.

Closing; Conditions Precedent

2.1.          Closing. The closing under this Agreement shall take place by electronic delivery of signatures to Buyer at ______@_______, and Seller at acquisitions@_____________.com on or before March 13, 2020, or as otherwise mutually agreed to by the Parties hereto (the “Closing” or “Closing Date”). The Parties may execute this Agreement prior to the Closing. In such event, the Parties shall, upon request from the other Party, execute respective closing certificates, certifying that the closing conditions in Section 2.2 and Section 2.3, as applicable, have been satisfied as of the Closing Date.

2.2.           Conditions Precedent to Buyer’s Obligations. The Closing is conditioned on the following occurring or being waived by Buyer:

(a)          All representations and warranties of the Seller and the Company shall be true and correct in all material respects as of the Closing Date with the same force and effect as if made on and as of the Closing Date (other than any such representations and warranties that are made as of a specified date, which shall have been true and correct in all material respects as of such specified date);

(b)          The Company’s continued operations in the ordinary course of business with no material adverse change in its business, financial condition or prospects, as set forth above since the date of this Agreement to the Closing Date.

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(c)         The Seller shall have executed and delivered the documents and instruments set forth in Section 5 hereof.

2.3.          Conditions Precedent to Seller’s Obligations. The Closing is conditioned on the following occurring or being waived by Seller:

(a)          All representations and warranties of the Buyer shall be true and correct in all material respects as of the Closing Date with the same force and effect as if made on and as of the Closing Date (other than any such representations and warranties that are made as of a specified date, which shall have been true and correct in all material respects as of such specified date);

(b)          The Buyer shall have performed in all material respects, or complied in all material respects with, all covenants and agreements contained in this Agreement and the Transaction Documents to be performed or complied with by the Buyer prior to the Closing Date;

(c)          Buyer shall have assumed $350,000 of debt on Hyperion DG Credit lines, as described herein

(d)         The Buyer shall have executed and delivered the documents and instruments set forth in Section 5 hereof.

3.

Representations and Warranties

3.3.           Representations and Warranties of Seller. Seller and the Company hereby, jointly and severally, makes the following representations and warranties to Buyer, each of which is true and correct on the date hereof and will be true and correct on the Closing Date (except as set forth in the Disclosure Schedules, as defined below), and each of which shall survive the Closing Date and the transactions contemplated hereby to the extent set forth below. The representations and warranties in this Section 3.1 and elsewhere in this Agreement and the other Transaction Documents are qualified in all respects by the disclosures made in the schedules to this Agreement (the “Disclosure Schedules”).

(a)          Corporate Existence and Qualification. As of the Closing Date, the Company is a corporation duly organized, validly existing, and in good standing under the laws of Mexico and is duly qualified to conduct its business in each jurisdiction where the nature of its business or its properties require it be so qualified, except where the failure to be qualified to do business would not cause a material adverse effect upon the business, condition or results of operations of the Company (a “Material Adverse Effect”). Schedule 3.1(1) identifies each state or foreign jurisdiction where the Company does business or is qualified to do business, or each state or foreign jurisdiction which, due to the nature of the Company’s business, it is required to be qualified to do business, except where the failure to be so qualified would not have a Material Adverse Effect. The Company has the corporate power and authority to own and use its properties and to transact the Business, and to enter into this Agreement and the Transaction Documents, and to consummate the transactions contemplated hereby and thereby.

(b)            Capitalization. The below pre-closing capitalization table is true and correct, showing all issued and outstanding stock, including all classes of stock, of the Company. The Shares are duly authorized, validly issued and fully paid. There are no outstanding warrants, options, contracts, calls, or other rights of any kind with regard to any Shares or any other security of the Company of any kind.

Cert. No.: #	Issued to:	No. of Shares:	Type of Stock:

	ARKE TECH	_______	Common

	Epsilon Acquisition Ser vices LLC		Common

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(c)          Directors and Officers. As of the date of execution hereof and the Closing date, the directors and officers of the Company are as set forth on Schedule 3.1(2). The directors and officers set forth on Schedule 3.1(2) constitute all directors and officers of the Company. Mr. Luis Nieto shall remain the CEO of the Company in Mexico and his current employment benefits shall either remain the same or improved, but in no circumstance undermined for the next 36 months. Buyer agrees to affirmatively vote its Shares to maintain the appointment of Mr. Nieto as CEO, subject only to a termination “for cause”, which voting obligation shall be subject to specific performance. Notwithstanding the foregoing, Seller can seek any other remedy available to it at law. Pursuant to the aforementioned, it will be Mr. Luis Nieto's sole responsibility as CEO of the Company to employ its best efforts to comply with the Earnout Agreement and all applicable laws.

(d)          Title to Shares. Seller is the sole record and beneficial owner of the Shares registered in his name and Seller has full right and title without any lien or encumbrance whatsoever to the Shares and full and unrestricted right, power, and authority to exchange, assign, transfer, and deliver the Shares, free and clear of claims, charges, equities, restrictions, pledges, liens, or encumbrances of any kind. Seller acquired the Shares legally and without knowledge or notice of any infirmity with respect to the Shares.

(e)          Subsidiaries. The Company does not have any subsidiaries.

(f)          Agreement Legal and Authorized. The execution and delivery of this Agreement and the Transaction Documents to which the Seller or the Company is a party does not, and the consummation by Seller and the Company of the transactions contemplated herein and therein, and fulfillment by Seller of the terms, conditions, and provisions hereof or thereof, will not:

(i)       conflict with, or result in a breach of, any of the terms, conditions, or provisions of, or constitute a default under Articles of Incorporation, Bylaws, any shareholder agreement or any agreement or other instrument to which the Company or Seller is a party or by which any of the Company’s properties or assets are bound, or grant any other party the right to terminate an agreement with the Company;

(ii)     conflict with, violate, or result in a breach of any law, administrative regulation, or court decree applicable to Company or Seller;

(iii)     result in a material breach of any of the terms, conditions, or provisions of, or constitute a default under any material agreement in the operation of the Business to which the Company or the Seller is a party, or permit any party to terminate any contractual relationship with the Company; or

(iv)     result in the creation or imposition of any lien, charge, or encumbrance of any nature upon any of the properties or assets of the Company or the Shares.

(g)          Valid and Binding Obligation. Seller and the Company each have the right, power, legal capacity, and authority to enter into and perform their respective obligations under this Agreement and the Transaction Documents. The execution, delivery, and performance of this Agreement and the Transaction Documents have been duly authorized by all necessary corporate action on the part of the Company. This Agreement and the Transaction Documents constitute valid, binding, and enforceable obligation of the Company and Seller.

(h)          Undisclosed Liabilities. The Company does not have any liabilities or obligations whatsoever, whether due or to become due, accrued, absolute, contingent, or other- wise, including liabilities for or in respect of claims, charges, debts, judgments, taxes (including, without limitation, any interest or penalties relating thereto), and Seller, to its knowledge and be- lief, know of no basis for any claim against the Company for any such liability, except (a) to the extent specifically set forth in this Agreement, (b) as set forth on Schedule 3.1(4) or on any of the Disclosure Schedules or other schedules delivered pursuant hereto, (c) as reflected on the Interim Balance Sheet, (d) liabilities or obligations incurred in the normal and ordinary course of business of Company (e) executory obligations under contracts, other than resulting from or arising out of breach by the Company of such executory obligations, (f) to the extent such liabilities that would not a Material Adverse Effect.

(i)          Taxes.

(1)          Schedule 3.1(5) sets forth all taxpayer identification numbers of the Company and the Subsidiaries, if any, including without limitation, a Mexican Tax Identification number or equivalent to US, and state and local taxpayer numbers.

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(2)          The Company has filed all tax returns required to file under applicable laws and regulations. All such tax returns were correct and complete in all material respects and were prepared in substantial compliance with all applicable laws and regulations. All taxes due and owing by the Company (whether or not shown on any tax return) have been paid. The Company currently is not the beneficiary of any extension of time within which to file any tax return. The Company has received no written claim, made by a governmental authority in a jurisdiction where the Company does not file tax returns, asserting that the Company is or may be subject to taxation by that jurisdiction. There are no liens for taxes (other than taxes not yet due and payable) upon any of the assets of the Company.

(ii)     No audit or any federal, state, or local income tax returns or other tax returns by the Company is in progress, or, to the knowledge of Seller, threatened. The Company and Seller have no reason to believe any adjustments would be made if such an audit were to commence. There exists no past due unpaid federal, state, or local taxes for employment withholding (including any taxes that are reported on IRS Form 941 or state equivalents), unemployment (including any taxes that are reported on IRS Form 940 or state equivalents), sales, use, income or other tax or any tax deficiency by a governmental agency or authority having jurisdiction assessed against the Company that will not be paid off and discharged on or before the Closing Date.

(iii)    The Company will not be required by applicable law to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any:

(1)          change in method of accounting for a taxable period ending on or prior to the Closing Date;

(2)          use of a legally impermissible method of accounting for a taxable period ending on or prior to the Closing Date;

(3)          “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local, or foreign income tax law) executed on or prior to the Closing Date;

(4)          intercompany transaction or excess loss account described in Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of state, local, or foreign income tax law);

(5)           installment sale or open transaction disposition made on or prior to the Closing Date;

(6)          prepaid amount received on or prior to the Closing Date; or

(7)          election under Section 108(i) of the Code.

(iv)    There is no tax sharing agreement, tax allocation agreement, tax indemnity obligation, or similar agreement, arrangement, understanding, or practice, oral or written, with respect to taxes that will require any payment by the Company.

(v)     All income, profits, franchise, sales and use, occupation, property, excise, ad valorem, and other taxes of the Company due on or before the Closing Date have been fully paid.

(vi)     Copies of all Mexican income tax returns, tax examination reports and statements of deficiencies assessed against, or agreed to by, the Company with respect to the last five (5) years will be made available to Buyer, upon request. Such tax returns, and all records pertinent to their preparation, shall remain the property of the Company after the Closing and shall be de- livered into possession of Buyer at or before that time. No waiver of any statute of limitations has been given and is in effect against the Company. No tax withholding from the Purchase Price is required under US tax laws.

(j)         Equipment; Title to Assets. The equipment and other tangible personal property of the Company, owned or leased by the Company, are in good operating condition and repair, ordinary wear and tear excepted, and are adequate for the uses to which they are being put, and none of such personal property is in need of maintenance or repairs other than ordinary, routine maintenance that is not material in nature or cost. There exists no restriction or reservation affecting the Company’s title to or the utility of its personal property that would prevent it from using such assets, or any part thereof after the purchase of the Shares is consummated, to the same full extent that they might continue to do so if the transaction contemplated hereby did not take place.

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(k)           Contracts and Commitments. The following contracts and other agreements of the Company are listed on Schedule 3.1(6):

(vii)         any agreement (or group of related agreements) for the lease of personal property to or from any person providing for lease payments in excess of Ten Thousand and 00/100 Dollars ($10,000.00) per annum;

(viii)       any agreement (or group of related agreements) for the purchase or sale of raw materials, commodities, supplies, products, or other personal property, or for the furnishing or receipt of services, the performance of which will extend over a period of more than one year, result in a material loss to Company, or involve consideration in excess of Ten Thousand and 00/100 Dollars ($10,000.00);

(ix)          any agreement concerning a partnership or joint venture;

(x)            any agreement (or group of related agreements) under which it has created, incurred, assumed, or guaranteed any indebtedness for borrowed money, or any capitalized lease obligation, in excess of Ten Thousand and 00/100 Dollars ($10,000.00) or under which it has imposed a lien on any of its assets, tangible or intangible;

(xi)           any agreement binding the Company not to compete with any third party;

(xii)          any agreement between the Company and Seller or its affiliates (other than Company);

(xiii)         any profit sharing, stock option, stock purchase, stock appreciation, deferred compensation, severance, or other plan or arrangement for the benefit of its current or former directors, officers, and employees (other than “at will” employment agreements and offer letters);

(xiv)        any collective bargaining agreement;

(xv)          any agreement for the employment of any individual on a full-time, part-time, consulting, or other basis providing annual compensation in excess of Ten Thousand and 00/100 Dollars ($10,000.00) or providing severance benefits;

(xvi)         any agreement for the performance of independent contractor services to Company where the term of such agreement is greater than six months or the compensation can reasonably be expected to be in excess of Ten Thousand and 00/100 Dollars ($10,000.00);

(xvii)        any agreement under which it has advanced or loaned any amount to any of its directors, officers, and employees outside the ordinary course of business;

(xviii)      any agreement under which the consequences of a default or termination could have a Material Adverse Effect;

(xix)         any agreement under which it has granted any person any registration rights (including, without limitation, demand and piggyback registration rights);

(xx)          any settlement, conciliation or similar agreement with any govern- mental entity executed within the past three (3) years or which will require satisfaction of any obligations after the Closing Date;

(xxi)         any agreement under which the Company has advanced or loaned any other person amounts in the aggregate exceeding Ten Thousand and 00/100 Dollars ($10,000.00);

(xxii)        any other agreement (or group of related agreements) the performance of which involves consideration in excess of Ten Thousand and 00/100 Dollars ($10,000.00); or

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(xxiii)       any buy-sell or similar agreement between or among the shareholders of the Company.

(xxiv)       Seller has made available to Buyer a correct and complete copy of each written agreement (as amended to date) listed on Schedule 3.1(6) in a virtual data room hosted at https://www.dropbox.com/______________________ (the “Data Room”). With respect to each such agreement, unless specified otherwise on the respective schedule: (A) the agreement is legal, valid, binding, enforceable, and in full force and effect (except as such enforceability may be limited by bankruptcy, insolvency and similar laws and for the availability of injunctive relief and other equitable remedies); (B) to the knowledge of the Seller, the agreement will continue to be legal, valid, binding, enforceable (except as such enforceability may be limited by bankruptcy, insolvency and similar laws and for the availability of injunctive relief and other equitable remedies), and in full force and effect on identical terms following the consummation of the transactions contemplated hereby; (C) the Company and, to the knowledge of Seller, no other party, is in material breach or default, and to the knowledge of Seller, no event has occurred that with notice or lapse of time would constitute a breach or default by the Company, or permit termination, modification, or acceleration by the counterparty, under the agreement; and (D) to the knowledge of Seller, no counterparty to any such agreement is in material breach or default thereof.

(l)          Litigation. Except as provided on Schedule 3.1(7), there is no suit, claim, action, or proceeding now pending or to the knowledge of Seller threatened before any court, administrative or regulatory body, or any governmental agency, to which Seller or the Company is a party or that may result in any judgment, order, decree, liability, or other determination that will, or could have any material adverse effect upon the business or conditions, financial or otherwise, of the Company. No such judgment, order, or decree has been entered against the Company. There is no claim, action or proceeding now pending or threatened before any court, administrative or regulatory body, or any governmental agency, nor are Seller or the Company aware of any grounds therefore, that will, or could, prevent or hamper the consummation of the transactions contemplated by this Agreement or any Transaction Documents.

(m)          Environmental Matters. The Company has duly complied in all material respects with, and their respective business, operations, assets, equipment, property, leaseholds or other facilities are in material compliance with, the provisions of all federal, state and local environmental, health, and safety laws, codes and ordinances, and all rules and regulations promulgated thereunder.

(n)           Indebtedness to and from Officers, Shareholders, and Others. The Company is not indebted to any shareholder, director, officer, employee, or agent of the Company except for amounts due as normal salaries, wages, bonuses, benefits, retirement plans and reimbursements of ordinary expenses on a current basis. All loans or other forms of indebtedness of the Company to any of its respective shareholders, directors, officers, employees or agents of the Company will be repaid in full as of the Closing Date. The Company is not indebted to or a creditor of any other person, company, corporation or other entity owned in whole or part by Seller except with respect to loans or advances to Seller to be distributed to Seller or canceled pursuant to Section 1.7 above.

(o)          Insurance Policies. Schedule 3.1(8) lists all insurance policies and bonds in force of which the Company is the owner, insured, or beneficiary, or covering the Company and any of its properties, operations, or personnel. There is no default with respect to any provision contained in any such policy, nor has there been any failure to give any notice or present any claim under any such policy in a timely fashion or in the manner or detail required by such policy. No notice of cancellation or non-renewal with respect to, or disallowance of any claim under, any such policy has been received by Seller or the Company. To the knowledge of Seller, there has been no increase in the Company’s incident or claim experience such that, the Company’s workers’ compensation insurance premiums or expenses will increase in the next 12 months, or, if self- insured, that it will not be permitted to continue to self-insure without increase in any related bonds, letters of credit, or other form of financial security.

(p)          Guarantees. Except as set forth on Schedule 3.1 (9) hereto, the Company is not a guarantor, indemnitor, or otherwise liable for any Indebtedness of any other person, firm, or corporation.

(q)          Inventories. Schedule 3.1(10) lists all inventory of the Company as of Dec 31, 2019. Since such date, all inventory of the Company has been acquired and/or sold in the ordinary course of business. All inventories of the Company are of quality and quantity usable and, with respect to finished goods, saleable, in the ordinary course of business. The quantities of each item of inventory are reasonable for the continued operation of the Company in the ordinary course of business.

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(r)          Bank Accounts and Safe Deposit Boxes. Set forth on Schedule 3.1(11) hereto are (a) the name, branch, account number, and purpose of all bank accounts maintained by the Company together with the names of authorized signatories on each such account, (b) the amounts and material terms of each minimum account balance, and (c) the location of all safe deposit boxes maintained by the Company together with the names of the persons with authorized access thereto.

(s)           Books and Records. The books of account, stock record books, and minute books and other corporate records of the Company are in all material respects complete and correct. The articles of incorporation, bylaws and shareholder agreement and all amendments thereto of the Company, and the minutes books, if any, of the Company have been made available to Buyer and are correct and complete to the date hereof. All of such records shall remain the property of the Company after the Closing and shall be delivered into the possession of Buyer on or before that date.

(t)           Employees and Independent Contractors. The following information with respect to the employees and independent contractors of the Company as of the Closing Date is disclosed on Schedule 3.1(12):

(xxv)        for each employee of the Company, including each employee on leave of absence or layoff status: name, job title, date of hiring, date of commencement of employment, details of leave of absence or layoff, and service credited for purposes of vesting and eligibility to participate under any benefit plan.

(xxvi)       for every independent contractor, consultant, or sales agent of Company: whether such independent contractor, consultant, or sales agent is a natural person or an entity, and the name (or entity name), title or position (or responsibilities if an entity) and date of engagement. To the Seller’s knowledge, each such independent contractor, consultant, or sales agent qualifies as an independent contractor in relation to Company for purposes of all applicable legal requirements, including those relating to taxes, insurance, and employee benefits.

(xxvii)      Seller represents that, to the Seller’s knowledge, (A) no director, officer, or other key employee of Company intends to terminate employment with the Company, and (B) no independent contractor, consultant, or sales agent whose termination would have a Material Adverse Effect intends to terminate such person’s arrangement with Company. To the Seller’s knowledge, no executive or manager of the Company is a party to any non-competition, nonsolicitation or other such agreement between such employee and any person that would materially restrict the performance of such employee’s employment duties with the Company, or the ability of the Company or Buyer to conduct the business of the Company.

(xxviii)     for each employee of the Company who has been terminated or laid off, or whose hours of work have been reduced by more than 50% by the Company, in the six months prior to the date of this Agreement: name the date of such termination, layoff, or reduction in hours; and the reason for such termination, layoff, or reduction in hours.

(xxix)       There is no collective bargaining agreement or collective bargaining relationship with any labor organization. No labor organization or group of employees has filed any representation petition or made any written or oral demand for recognition. To the knowledge of Seller, (A) no union organizing or decertification efforts are underway or threatened and no other question concerning representation exists, and (B) no labor strike, work stoppage, slowdown, or other material labor dispute has occurred, and none is underway or threatened.

(xxx)         There is no workman’s compensation liability, experience or matter outside the ordinary course of business;

(xxxi)       There is no employment-related charge, complaint, grievance, investigation, inquiry or obligation of any kind, pending or to Seller’s knowledge threatened in writing in any forum, relating to an alleged violation or breach by Company (or its or their officers or directors) of any law, regulation or contract.

(xxxii)      The Company does not have any other current labor or employment problems that have resulted in, or which the Seller reasonably believes could be expected to result in, a lawsuit or have a Material Adverse Effect, than the ones disclosed on Schedule 3.1 (7) The Company is in compliance in all material respects with all applicable laws respecting employment, employment practices, workers’ compensation, wages and hours, payment for vacation and over- time, and immigration matters. To the Seller’s knowledge, all persons that have been classified or treated by the Company as independent contractors have been correctly treated by the Company as independent contractors under all tax, employment and other laws.

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(u)            Employee Benefits.

(xxxiii)        Schedule 3.1(13) Mexican labor law and Employeer Agreement, and all other bonus, incentive-compensation, deferred-compensation, profit-sharing, stock-option, stock-appreciation-right, stock-bonus, stock-purchase, employee-stock-ownership, savings, severance, change-in-control, supplemental-unemployment, layoff, salary-continuation, retirement, pension, health, life-insurance, disability, accident, group-insurance, vacation, holiday, sick-leave, fringe-benefit, or welfare plan, and any other employee compensation or benefit plan, policy, practice, or contract (whether qualified or nonqualified, effective or terminated, written or unwritten) and any trust, escrow, or other contract related thereto that (A) is maintained or contributed to by the Company and (B) provides benefits to, or describes policies or procedures applicable to, any current or former director, officer, employee, or service provider of the Company, or the dependents of any thereof, regardless of how (or whether) liabilities for the provision of benefits are accrued or assets are acquired or dedicated with respect to the funding thereof (each, an “Employee Plan”).

(xxxiv)     Seller has made or will make available to Buyer copies of (i) the documents comprising each Employee Plan (or, with respect to an Employee Plan which is unwritten, a detailed written description of eligibility, participation, benefits, funding arrangements, assets, and any other matters that relate to the obligations of the Company thereunder); (ii) all trust agreements, insurance contracts, or any other funding instruments related to each Employee Plan; (iii) all rulings, determination letters, no-action letters, or advisory opinions from the IRS, the United States Department of Labor, or any other governmental body that pertain to each Employee Plan and any open requests therefor; (iv) the most recent actuarial and financial reports (audited and/or unaudited) and the annual reports filed with any governmental body with respect to each Employee Plan during the current year and each of the three preceding years; (v) all contracts with third-party administrators, actuaries, investment managers, consultants, or other independent con- tractors that relate to each Employee Plan; and (vi) all summary plan descriptions, summaries of material modifications and memoranda, employee handbooks, and other written communications regarding each Employee Plan.

(xxxv)      Other than deferred compensation payable to sales people (accrued compensation) as reflected in the Company’s financial statements, all amounts owed by the Company under the terms of any Employee Plan have been timely paid in full. Each Employee Plan that provides health or welfare benefits is fully insured, and any incurred but not reported claims under each such Employee Plan that is not fully insured have been properly accrued. The Company has paid in full all required insurance premiums, subject only to normal retrospective adjustments in the ordinary course of business, with regard to each Employee Plan.

(xxxvi)     The Company has complied with the applicable continuation requirements for each Employee Plan, including any applicable state legal requirements mandating welfare benefit continuation coverage for employees.

(xxxvii)    Neither the execution and delivery of this Agreement or any Transaction Documents nor the consummation or performance of any transaction contemplated hereby or thereby will, directly or indirectly (with or without notice or lapse of time), obligate the Company to pay any separation, severance, termination, or similar benefit to, or accelerate the time of vesting for, change the time of payment to, or increase the amount of compensation due to, any director, employee, officer, former employee, or former officer of the Company. There is no con- tract providing for payments that could subject any person to liability under Section 4999 of the Code.

(xxxviii)    Neither the execution and delivery of this Agreement or any Transaction Documents nor the consummation or performance of any transaction contemplated hereby or thereby will, directly or indirectly (with or without notice or lapse of time), result in an amendment, modification, or termination of any Employee Plan. No written or oral representation has been made by the Company to any employee or former employee of the Company promising or guaranteeing any employer payment or funding for the continuation of medical, dental, life, or disability coverage for any period of time beyond the end of the current plan year (except to the extent of coverage required under the continuation coverage requirements of applicable state legal requirements).

(v)           Immigration. The Company is and at all times has been in compliance in all material respects with the terms and provisions of the Mexican Immigration laws (the “Immigration laws”). With respect to each Employee of the Company for whom compliance with the Immigration laws is required, to the Seller’s knowledge, the Company has on file a true, accurate and complete copy of (i) each Employee’s equivalent US Form I-9 (Employment Eligibility Verification Form) and (ii) all other records, documents or other papers prepared, procured and/or retained pursuant to the Immigration laws. The Company has not been cited, fined, served with a Notice of Intent to Fine or with a Cease and Desist Order, or has any action or administrative proceeding been initiated or , to the knowledge of Seller, threatened against the Company by the Mexican Immigration authorities by reason of any actual or alleged failure to comply with the Immigration laws. As set forth on Employment agreement, some of the employees of the Company are subject to temporary or permanent work visas.

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(w)          Governmental Authorizations; Licenses; Certifications. Prior to the execution of this Agreement or the Transaction Documents, Seller have made available to Buyer true and complete copies of all existing governmental authorizations, licenses and certifications held by the Company which are necessary and material to the operation of the Business. Schedule 3.1(14) sets forth each such material governmental authorization, license and certification and each such material governmental authorization, license and certification remains in full force and effect. The Company has not received any notice or other written communication from any governmental body or any other organization of person regarding (i) any actual, alleged, or potential violation of, or failure to comply with, any governmental authorization, license or certification, or (ii) any actual, proposed, or potential revocation, suspension, cancellation, termination, or modification of any governmental authorization, license or certification. Except as set forth on Schedule 3.1(14), the consummation of the transaction contemplated herein and the transfer of ownership to occur thereby will not (i) require any consent, authorization, waiver or other form of permission from any governmental body or other organization except as expressly disclosed on Schedule 3.1(14), or (ii) subject the Company or Buyer to any regulatory requirements that Seller or the Company are not currently subject to or are currently exempt from except as expressly disclosed on Schedule 3.1(14).

(x)           Financial Solvency. The Company and Seller is not entering into the arrangements contemplated by this Agreement and the Transaction Documents with actual intent to hinder, delay or defraud its present or future creditors. Neither Company or Seller, or any other company affiliated with the Company or Seller, have filed or intend to file any bankruptcy petition or application for receivership.

(y)          Intellectual Property. Schedule 3.1(15) is an accurate and complete list of all registered patents, trademarks, trade names, trademark registrations, service names, service marks, copyrights, licenses, formulas and applications therefor owned by the Company or used or required by the Company that are material to the operation of its business, title to each of which is held by the Company free and clear of all adverse claims, liens, security agreements, restrictions or other encumbrances. The Company owns or possesses adequate licenses or other rights to use all patents, trademarks, trade names, service marks, trade secrets or other intangible property rights and know-how necessary to entitle it to conduct its business as presently being conducted, provided the foregoing representation is made with respect to patents and trademarks only to the Seller’s knowledge. The Company is not a party to any infringement action, lawsuit, claim or complaint which asserts that the Company’s operations violates or infringes the rights or the trade names, trademarks, trademark registrations, service names, service marks or copyrights of others with respect to any apparatus or method of the Company or any adversely held trademarks, trade names, trademark registrations, service names, service marks or copyrights, and the Company is not in any way making use of any confidential information or trade secrets of any person, except with the consent of such person.

(z)           Financial Statements. Seller has delivered to Buyer a balance sheet and profit and loss statement of the Company as at year end December 31, 2019 (the “Balance Sheet” and the “Income Statement,” respectively) and an interim balance sheet and an interim profit and loss statement as of Jan 31, 2020 (the “Interim Balance Sheet” and the “Interim Income Statement,” respectively) (collectively, the “Financial Statements”). The Financial Statements (i) fairly present the financial condition of the Company as at the respective dates of the Financial Statements, and (ii) were prepared in accordance with the accrual method of accounting. No financial statements of any person other than the Company is required by GAAP to be included or reflected in the Financial Statements. The Financial Statements were prepared from, and are consistent with, the accounting records of the Company.

(aa)        Notes and Accounts Receivable. Seller reasonably believes that each of the notes and accounts receivable due the Company, as disclosed on Schedule 3.1(16), is collecti ble in full, without any setoff, expense, or other reduction. Schedule 3.1(16) sets forth all of the notes and accounts receivable owed to the Company as of five (5) days prior to Closing, and all such notes and accounts receivable represent valid obligations arising from loans advanced, sales actually made or services actually performed in the Company’s ordinary course of business.

(bb)        Accounts Payable. Seller reasonably believes that each of the accounts payable due from the Company, as disclosed on Schedule 3.1(17), is payable in full, and, to the knowledge of Seller, is not subject to any contest or dispute, or reason said account should or is not payable in the ordinary course of business. Schedule 3.1(17) sets forth all of the accounts payable owed by the Company as of five (5) days prior to Closing, and all such accounts payable represent valid obligations arising from sales actually made or services actually performed in the Company’s ordinary course of business.

(cc)        Real Estate. The Company does not own any real estate. Schedule 3.1(18) sets forth all real estate leased by the Company. As of the Closing Date, such leases are binding and in full effect. To the best of Seller’s knowledge, information and belief, the building and structures leased by the Company are structurally sound, in good operating condition and repair and adequate for the uses to which they are being put and none of such buildings or structures is in need of maintenance or repairs other than ordinary, routine maintenance.

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(dd)       Service/Product Liabilities and Warranties.

(i)       Except set forth on Schedule 3.1(19 and 20)(i), the Company has not incurred any loss in excess of ten thousand dollars ($10,000) as a result of any defect or other deficiency (whether of design, materials, workmanship, labeling, instructions, or otherwise) with respect to any service provided by or any product designed, manufactured, sold, leased, licensed, or delivered by the Company, whether such loss is incurred by reason of any express or implied warranty (including warranty of merchantability or fitness), any doctrine of common law (tort, contract, or other), or otherwise. No government body has alleged to the Company in writing that any service provided by or product designed or manufactured by the Company is defective or unsafe or fails to meet any product or service warranty or any standards promulgated by any such governmental body. To the Seller’s knowledge, no service provided by or product designed or manufactured by the Company has been recalled or rejected as defective, and the Company has not received any written notice of recall or defect (written or oral) of any such product or service from any governmental body.

(ii)        Except set forth on Schedule 3.1(19 and 20), the Company has not given to any person or business entity any product or service guaranty or warranty, right of return, or other indemnity relating to the products manufactured, sold, leased, licensed, or delivered, or services performed, by the Company, except those arising in the ordinary course of business.

(ee)       Anti-Kick Back Absence of Certain Commercial Practices. Neither the Company nor Seller nor any shareholder, director, officer, employee, agent or other person acting on behalf of any of them has, in violation of applicable law:

(i)        received or solicited, offered or paid any renumeration, directly or indirectly, in exchange for referring, or as inducement to refer, an individual for the furnishing of services, or purchase or lease of items, services or facilities paid for by Medicare or Medicaid.

(ii)       given or agreed to give any gift or similar benefit of more than nominal value to any customer, supplier, governmental employee or official, or any other person who is or may be in a position to help or hinder the Business, or assist in any connection with any proposed transaction, which gift or similar benefit, if not given in the past, might have adversely affected the Business, or which, if not continued in the future, might adversely affect the Business;

(iii)       used any funds for unlawful contributions, payments, gifts, or entertainment, or made any unlawful expenditures relating to political activity to governmental officials or others, or establish or maintain any unlawful or unrecorded records; or

(iv)       made any unlawful bribe, rebate, payoff, influence payment, kick- back or other unlawful payment to, or received any such unlawful payments from, any customers, vendors, suppliers, employees, foreign or domestic government officials, or other persons contracting with the Company. The Company has not proposed or offered to make or receive any such illegal payments.

2.2.          Representations and Warranties of Buyer. Buyer hereby makes the following representations and warranties to Seller, each of which is true and correct on the date hereof and will be true and correct on the Closing Date and each of which shall survive the Closing Date and the transactions contemplated hereby to the extent set forth in Section 6 below.

(ff)       Organization and Authority. The Buyer is a Colorado corporation duly incorporated, validly existing, and in good standing under the laws of the State of Colorado. The Buyer has all requisite corporate power and authority to carry on its business as now being conducted and to own, lease and operate its properties and assets as now owned, leased or operated.

(gg)       Authority. The Buyer has all requisite power and authority to enter into this Agreement and the Transaction Documents to which the Buyer is a party and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and any Transaction Documents to which the Buyer is a party and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action on the part of the Buyer and no further action is required on the part of the Buyer to authorize the Agreement and any Transaction Documents to which the Buyer is a party and the transactions contemplated hereby and thereby. This Agreement and any Transaction Documents to which the Buyer is a party each have been unanimously approved by the members of the Buyer. This Agreement and each of the Transaction Documents to which the Buyer is a party have been duly executed and delivered by the Buyer and assuming the due authorization, execution and delivery by the other parties hereto and thereto, constitute the valid and binding obligations of the Buyer enforce- able against the Buyer in accordance with their respective terms, subject to applicable bankruptcy, insolvency, moratorium or other similar laws relating to creditors’ rights and general principles of equity.

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(hh)       Full Disclosure. No representation or warranty by Buyer in this Agreement or any Transaction Documents, or in any certificate, exhibit, schedule, or other document furnished or to be furnished by Buyer pursuant hereto or thereto, contains or will contain any untrue statement of a material fact or omits or will omit to state a material fact necessary to make the statements contained therein not misleading.

(ff)       Financial Solvency. The Buyer is not entering into the arrangements contemplated by this Agreement and the Transaction Documents with actual intent to hinder, delay or defraud its present or future creditors. Neither Company or Seller, or any other company affiliated with the Company or Seller, have filed or intend to file any bankruptcy petition or application for receivership.

(gg)      Further Assurances. From time to time, at Seller’s request and without further consideration, Buyer hereto shall execute and deliver such additional documents and take all such further lawful action as may be necessary or desirable to consummate and make effective, in the most expeditious manner practicable, the transactions contemplated by this Agreement.

4.

Post-Closing Covenants

4.1.          Cooperation and Proceedings; Access to Records.

(ii)       After the Closing, Seller shall reasonably cooperate with Buyer and its counsel and make itself and its representatives available to Buyer and the Company in connection with the institution or defense of any proceeding by a third party, whether existing, threatened, or anticipated, involving or relating to the transactions contemplated herein. Buyer will reimburse Seller for the reasonable out-of-pocket costs and expenses incurred by the Seller in the course of such cooperation.

(jj)       Seller and Buyer will make available to the other any records in the nonrequesting Party’s custody or control for the purpose of preparing any financial statement or tax return or preparing for or defending any tax-related examination of the requesting Party, or for defending any rights of setoff and/or indemnity. The Party requesting such records will reimburse the nonrequesting Party for the reasonable out-of-pocket costs and expenses incurred by the non- requesting Party. The nonrequesting Party will afford access to such records during normal business hours, upon reasonable advance notice given by the requesting Party, and subject to such reasonable limitations as the nonrequesting Party may impose to delete competitively sensitive or privileged information.

4.2.           Restrictive Covenants. The Seller shall be subject to those restrictive covenants set forth below. Such restrictive covenants are a material term to this Agreement, for which Buyer relies on to enter into this Agreement and the Transaction Documents and to consummate the transaction contemplated herein.

(a)                 Non-Competition. For the duration of the Restricted Period (as defined herein), the Seller shall not, directly or indirectly, engage, invest in, own, manage, operate, finance, control, advise, render services to, guarantee the obligations of, or be employed by any person or entity engaged in any business that competes with the Business, as defined in the preamble, within the continental United States. Nothing in this Section 4.2(a) shall prohibit any of the Seller from (i) owning a passive interest in any mutual fund, real estate partnership, diversified investment company, venture capital fund or private equity fund, (ii) being a passive owner of not more than two percent (2%) of the outstanding stock of any class of a corporation, any securities of which are publicly traded, so long as the Seller has no active participation in the business of such corporation, or (iii) making venture investments in, or otherwise engaging in any business that is not competitive with the Business.

(b)                Non-Solicitation. For the duration of the Restricted Period (as defined herein), the Seller shall not, directly or indirectly, (i) cause, induce, or attempt to cause or induce any employees, independent contractors, or clients of the Company, which were employees, independent contractors, or clients of the Company on the Closing Date, during the one-year period prior to the Closing Date or at any time during the Restricted Period (each a “Restricted Person”), to terminate such relationship; (ii) in any way interfere with the relationship between the Company and any Restricted Person; (iii) solicit, contact, or attempt to conduct business with any Restricted Person in a manner that is competitive with the Business; or (iv) hire, retain, employ, or otherwise engage or attempt to hire, retain, employ, or otherwise engage as an employee, independent con- tractor, or otherwise, any Restricted Person.

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(c)                Confidentiality. For the duration of the Restricted Period (as defined herein), the Seller will keep in confidence and trust all Confidential Information of the Company, and will not use or disclose any such Confidential Information without the written consent of Buyer, which such consent may be granted or denied in the sole discretion of Buyer, except as may be necessary in the ordinary course of performing duties on behalf of the Company or the Buyer, or in connection with a valid and enforceable order or subpoena issued by any court or government agency. As used in this Agreement, “Confidential Information” means information not generally available to the public belonging to the Company which is of value to the Company in the course of conducting the Business and the disclosure of which could result in a competitive or other disadvantage to the Company. Confidential Information includes, without limitation, financial information, reports, and forecasts; inventions, improvements and other intellectual property, trade secrets, know-how, designs, processes or formulae; software; source code; market or sales information or plans; customer lists and contact information; and business plans, prospects and opportunities (such as possible acquisitions or dispositions of businesses or facilities) which have been discussed or considered by the management or employees of the Company. Confidential Information also includes the confidential information of others with which the Company has a business relationship. Notwithstanding the foregoing, Confidential Information does not include (i) information in the public domain, or information that (ii) was in a Seller’s possession before receipt from the discloser, (iii) is rightfully received by a Seller from a third party without a duty of confidentiality, (iv) is disclosed by the discloser to a third party without a duty of confidentiality on the third party, (v) is independently developed by a Seller or another without access to such information, (vi) is disclosed under operation of law, or (vii) is disclosed by a Seller with the discloser’s prior written approval, which in the case of items (ii), (iii), (iv) and (v), can be verified from Seller’s written records.

(d)          Restricted Period. The Restricted Period shall be for a period Five (5) years after the Closing Date.

(e)          Reasonableness. Seller agree that this Section 4.2, including the provisions relating to duration, geographical area, and scope, is reasonable and necessary to protect and pre- serve Buyer’s and the Company’s legitimate business interests and the value of the Business and the Shares, and to prevent an unfair advantage from being conferred on the Seller. If any provision of this Section 4.2 would be held to be excessively broad as to duration, geographical area, scope, activity, or subject, for any reason, such provision shall be modified, by limiting and reducing it, so as to be enforceable to the extent allowed by law.

(f)          Injunctive Relief. Seller acknowledges that any breach of this Section 4.2 would result in serious and irreparable injury to Buyer and the Company, that Buyer and the Company could not be adequately compensated by monetary damages alone, and that Buyer’s and the Company’s remedy at law would not be adequate. Therefore, Seller acknowledges and agrees that, in the event of a breach by Seller, Buyer and the Company shall be entitled, in addition to any other remedy at law or in equity to which Buyer and the Company may be entitled, to equitable relief against Seller, including temporary restraining orders and preliminary and permanent injunctions to restrain Seller from such breach and to compel compliance with the obligations of Seller, and Seller waives the posting of a bond or undertaking as a condition to such relief.

(g)          Period of Relief. If the Seller violates the agreements set forth in this Section 4.2 and the Company or Buyer brings legal action for injunctive or other relief, the Company and/or Buyer, shall have the benefit of the full period of the restrictive covenant.

(h)          Defenses. The existence of any claim or cause of action of a Seller against Buyer or the Company, of whatever nature, shall not constitute a defense to the enforcement of these restrictive covenants.

(i)          Alternative Employment. The Seller acknowledges that his experience and capabilities are such that the Seller can obtain suitable employment otherwise than in violation of this restrictive covenant, and that, accordingly, the enforcement of this restrictive covenant will not prevent the Seller from earning a livelihood or otherwise cause the Seller undue hardship.

4.3.          Customer and Other Business Relationships. After the Closing, the Seller shall reasonably cooperate, at the Company’s expense, with Buyer and the Company in their efforts to continue and maintain for the benefit of Buyer and the Company those business relationships of the Company relating to the Business, including relationships with any clients, customers, insurers, vendors, suppliers, licensors, licensees, lessors, employees, regulatory authorities, and others.

4.4.          Publicity. Except as required pursuant to this Agreement to obtain the consent of such third party or as required by law or as necessary for the reporting and payment of taxes, Seller shall not publicize, advertise or publicly announce to any third party the entering into of this Agreement, the terms of this Agreement or the transactions contemplated hereby without the prior writ- ten consent of the Buyer, which such consent may be granted or denied in the sole discretion of the Buyer. Seller may disclose the terms and provisions of this Agreement and the transactions contemplated hereby to their respective spouses, immediate family members, professional consultants and advisors, including but not limited to, the Seller’s attorneys and accountants.

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5.

Closing Deliveries.

5.1.          Delivery of Documents by Buyer. Buyer shall cause to be delivered to Seller at Closing the following documents in a form satisfactory to Seller and Seller’s counsel, and the same shall constitute a condition to Seller’s obligation to consummate this transaction:

(a)          The original Seller Note duly notarized and executed and delivered by Buyer, together with the Pledge and Security Agreement and the Earnout Agreement.

(b)         An officer certificate of Buyer containing: resolutions of Buyer authorizing the transactions contemplated by this Agreement and the Transaction Documents, an incumbency certificate, a good-standing certificate of Buyer issued by the state of incorporation and a true and correct copy of the Buyer’s Certificate of Incorporation or similar document;

(c)          Post-Closing resolutions of the Company appointing new directors and officers of the Company on and after the Closing, and authorizing entry by the reconstituted Company;

(d)           Stock certificates representing the stock issued at Closing;

(f)          A closing statement showing payments and disbursements for the transactions contemplated herein;

(g)          In the event that Closing does not occur simultaneously with the execution of this Agreement, a closing certificate of the Buyer certifying that all of the representations and warranties of the Buyer are true and accurate in all material respects on the Closing Date; and We intend to sign the doc and leave it in escrow with attorneys and close at a suitable date when Wells Fargo is ready. This is true for all companies that we acquire and acquired in the past.

(h)          Such other documents as may be reasonably necessary for the implementation and consummation of the transactions contemplated by this Agreement and the Transaction Documents.

5.2.           Delivery of Documents by Seller. Seller shall cause to be delivered to Buyer at Closing the following documents in a form satisfactory to Buyer and Buyer’s counsel, and the same shall constitute a condition to Buyer’s obligation to consummate this transaction:

(a)           Stock Certificates representing the Shares duly executed and endorsed over to Buyer;

(b)          Execution and delivery of the Pledge and Security Agreement and the Earnout Agreement.

(c)          An officer certificate of the Company containing: resolutions authorizing the transactions contemplated by this Agreement and the Transaction Documents, an incumbency certificate, a good-standing certificate of the Company issued by Mexico, a true and correct copy of the Company’s Articles of Incorporation or similar document; and a true and correct copy of the Company’s Bylaws or similar document;

(d)          A closing statement showing payments and disbursements for the transactions contemplated herein;

(e)          In the event that Closing does not occur simultaneously with the execution of this Agreement, a closing certificate of the Seller certifying that all of the representations and warranties of the Seller is true and accurate in all material respects on the Closing Date; and

(f)          Such other documents as may be reasonably necessary for the implementation and consummation of the transactions contemplated by this Agreement and the Transaction Documents.

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6.

Indemnification, Survival of Representations and Warranties.

6.1.          Survival of Warranties and Representations. All representations, warranties, and agreements of Buyer, Company and Seller made under or pursuant to this Agreement and the Transaction Documents shall survive the Closing Date Until the purchase Price is paid in full pursuant to the Seller’s Note and the Earnout Agreement entered into by the Parties and incorporated herein by reference.

6.2.         Indemnification.

(a)          Seller hereby covenants and agrees to indemnify and hold harmless Buyer and the Company from and against any and all actual claims, losses, liabilities, damages, or expenses (including, but not limited to, reasonable attorney fees incident thereto) (each a “Loss” and collectively, “Losses”) arising out of, or resulting from, breach of any warranty, representation, or covenant made by Seller in this Agreement and the Transaction Documents, the schedules hereto and thereto, and any and all written statements, certificates, instruments, and documents delivered to Buyer pursuant to this Agreement and the Transaction Documents on or before the Closing Date if any to extent such Loss is notified in writing to the Seller within twelve (12) months after the Closing Date (the “Notification Period”).

(b)          In the event that any claim is made against Buyer or the Company for any matter for which Seller has agreed to indemnify Buyer and the Company per the terms of this Section 6.2(a), Seller shall have the right to defend such claim. Buyer agrees to provide Seller, at Seller’s expense, with all material and information in Buyer’s possession reasonably necessary to the defense of any such claim by Seller. Buyer shall give Seller notice of any such claim and any claim under Section 6.2(a) with reasonable promptness. For the avoidance of doubt, any Loss not notified within the Notification Period as aforesaid shall not be covered by Seller’s indemnification obligations hereunder. In the event of litigation, such notice shall be in writing and sent to Seller within fifteen (15) days of receipt of the claim or notice of litigation by Buyer. Seller shall notify Buyer in writing with reasonable promptness (and in the event of litigation, within five (5) days of receipt of the aforesaid notice of litigation) as to whether Seller intends to contest such claim or liability. In the interim, Buyer shall take any action it reasonably deems appropriate with respect to such claim to protect against default and minimize any potential Loss.

(c)          Subject to the Cap, Buyer shall have a right of offset against any amounts owed to Seller under the Seller Note on and after the Closing Date arising from or through the indemnification rights of Buyer set forth in this Section 6.2.

(d)          The indemnification liability of Seller under Section 6.2(a) shall not exceed ten percent (10%) of the Purchase Price actually paid or payable by Buyer to Seller pursuant to this Agreement (the “Cap”). The Buyer shall not be entitled to make any claim for Losses until the aggregate amount of all Losses of the Buyer is at least two and one-half percent (2.5%) of the Purchase Price, in which case the indemnification liability of Seller pursuant to Section 2(a) shall be the full amount of such Losses. Except as set forth below, the right of indemnification of Buyer pursuant to this Section 6.2 will constitute the exclusive remedies of the Buyer and the Company after the Closing with respect to the transactions contemplated by this Agreement and the other Transaction Documents; provided, however, that nothing in this Section 6.2 will limit any right of Buyer, the Company or the Seller to seek and obtain any injunction or other equitable relief to which any such Party is expressly entitled to herein.

(e)          Buyer hereby covenants and agrees to indemnify and hold harmless Seller from and against any and all Losses arising out of, or resulting from, (i) breach of any warranty, representation, or covenant made by Buyer in this Agreement and the Transaction Documents, the schedules hereto, and any and all written statements, certificates, instruments, and documents de- livered to Seller pursuant to this Agreement and the Transaction Documents on or before the Closing Date, and (ii) the Buyer’s ownership of the Company and operation of the Business following the Closing Date.

(f)          In the event that any claim is made against Seller for any matter for which Buyer has agreed to indemnify Buyer per the terms of this Section 6.2(f), Buyer shall have the right to defend such claim. Seller agrees to provide Buyer, at Buyer’s expense, with all material and information in Seller’s possession reasonably necessary to the defense of any such claim by Buyer. Seller shall give Buyer notice of any such claim and any claim under Section 6.2(f) with reasonable promptness. In the event of litigation, such notice shall be in writing and sent to Buyer within fifteen (15)@ days of receipt of the claim or notice of litigation by Seller. Buyer shall notify Seller in writing with reasonable promptness (and in the event of litigation, within five (5) days of receipt of the aforesaid notice of litigation) as to whether Buyer intends to contest such claim or liability. In the interim, Seller shall take any action it reasonably deems appropriate with respect to such claim to protect against default and minimize any potential Loss.

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(g)          The indemnification liability of Buyer under Section 6.2(e) shall not exceed the Cap. Except as set forth below, the right of indemnification of Seller pursuant to this Section 6.2 will constitute the exclusive remedies of the Seller after the Closing with respect to the transactions contemplated by this Agreement and the other Transaction Documents.

(h)          The amount of any Loss recoverable by Buyer or Seller under Section 6.2 hereunder shall be reduced by the amount of any insurance proceeds actually paid to such Party or its affiliates, and the tax benefits to which any such Party is entitled, relating to such Loss, after deducting all attorney’s fees, expenses and other costs of recovery and any deductible associated therewith to the extent paid.

6.3.          Right of Setoff. Subject to the Cap, upon written notice to Seller specifying in reasonable detail the basis therefor, Buyer may set off any amount to which it claims to be owed by Seller, including any amounts that may be owed under this Article 6 or otherwise (other than amounts due to Seller under the Employment Agreement), against amounts otherwise payable under the Seller Note or any other provision of this Agreement. The exercise of such right of setoff by Buyer in good faith, whether or not ultimately determined to be justified, will not constitute a default under this Agreement or Seller Note, regardless of whether Seller disputes such setoff claim, or whether such setoff claim is for a contingent or an unliquidated amount. Neither the exercise of, nor the failure to exercise, such right of setoff or give notice of a claim will constitute an election of remedies or limit Buyer in any manner in the enforcement of any other remedies that may be available to it.

6.4.                                  Tax Treatment of Adjustment. The Parties shall, to the extent permitted by applicable law, treat any payment made pursuant to this Article 6 as an adjustment to the consideration for the Shares for all purposes (including Tax purposes).

7.

Miscellaneous

7.1.          Notices. All notices, requests, demands, and other communications hereunder shall be in writing and shall be deemed to have been duly given if delivered personally, mailed certified first-class postage prepaid or sent via a nationally recognized overnight delivery service. Notices that are sent by (a) personal delivery shall be deemed delivered upon delivery; (b) certified first- class mail shall be deemed delivered on the date that is three business dates after being postmarked and deposited in the U.S. mail; and (c) overnight delivery shall be deemed delivered two business days after being deposited with such overnight delivery service. Notice shall be sent to the ad- dresses set forth herein or to such other address or to such other person as the Parties shall have last designated by notice to the other Parties:

if to any of the Seller:	ARKE TECH S.A.P.I DE C.V. Att. Luis Nieto Campos Oxford 36 Colonia Juarez. Alcaldía Cuauhtémoc 06600. Juárez. CDMX. México

if to Buyer:	Clancy Systems International Inc 22 Baltimore Road Rockville, MD 20850 Attn: Naveen Doki

with a copy to:	Scott Kline

7.2.           Successors and Assigns; Entire Agreement; Modification. This Agreement and the Transaction Documents shall be binding upon and inure to the benefit of the respective Parties and their respective assigns, successors, heirs, executors, and administrators. This Agreement and the Transaction Documents contains the entire agreement between the Parties with respect to the transactions contemplated herein and shall not be modified or amended except by an instrument in writing signed by or on behalf of the Parties hereto.

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7.3.          Expenses. The Parties shall pay their own expenses incident to the preparation and execution of this Agreement and the Transaction Documents, and the consummation of the transactions contemplated hereby and thereby. To the extent the Company shall pay any such expenses on behalf of Seller, or if the Company pays any finders’ fee or brokers’ commissions arising from this transaction on behalf of Seller, then the amount of such payments shall be deemed to have been made prior to the Closing and shall reduce the amount of Working Capital accordingly.

7.4.          Governing Law. This Agreement shall be construed under and be governed in all respects by the laws of the State of Delaware, without giving effect to the conflict of laws principles of such state. With respect to any disputes concerning federal law, such disputes shall be determined in accordance with the law as it would be interpreted and applied by the United States Court of Appeals for the Third Circuit.

7.5.           Consent to Jurisdiction; Waiver of Trial. To the extent that any court action is required to enforce any provision of this Agreement, the Parties hereby agree to exclusive jurisdiction of the courts of Newcastle County, Delaware and the United States District Court for the District of Delaware. Accordingly, with respect to any such court action, the Parties agree to (i) submit to the personal jurisdiction of such courts; (ii) consent to service of process, and (iii) waive any other requirement (whether imposed by statute, rule of court, or otherwise) with respect to personal jurisdiction or service of process. THE PARTIES AGREE ANY DISPUTE ARISING UNDER THIS AGREEMENT SHALL BE DETERMINED BY A BENCH TRIAL WITH- OUT JURY, AND THE PARTIES HEREBY EACH WAIVE THEIR RIGHT TO A JURY TRIAL IN ANY SUCH DISPUTE.

7.6.          Counterparts. This Agreement and the other Transaction Documents may be executed in two (2) or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Counterparts may be delivered via facsimile, electronic mail (including pdf or any electronic signature complying with the U.S. federal ESIGN Act of 2000, e.g., www.docusign.com) or other transmission method and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes. Upon request, each Party agrees to deliver promptly to any other Party a hand- signed original of any electronically signed Transaction Document.

7.7.          Headings. The paragraph headings in this Agreement are for convenience of reference only and shall not be deemed to alter or affect any provisions hereof.

7.8.          TIME OF THE ESSENCE. TIME SHALL BE OF THE ESSENCE IN THE PERFORMANCE OF ALL OBLIGATIONS AND CONDITIONS CONTAINED IN THIS AGREEMENT AND THE TRANSACTION DOCUMENTS.

[Signatures to follow]

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IN WITNESS WHEREOF, the Parties hereto have duly executed this Stock Purchase Agreement, under seal, as of the date and year first hereinabove written.

BUYER:

Clancy Systems International Inc. a Colorado corporation

By: _____________________(SEAL)
Naveen Dokui, President

SELLER:

ARKE TECH S.A.P.I DE C.V.

By: ___________________(SEAL)
Luis Nieto Campos

COMPANY:

Hyperion Digital Group S.R.L DE C.V.

By: ______________________
Luis Nieto Campos, CEO

Index of Exhibits and Schedules

Exhibit A – Seller Note

Exhibit B – Earnout Agreement Exhibit C – Employment Agreement

Schedule 3.1(1) – State Registrations Schedule 3.1(2) – Officers and Directors Schedule 3.1(3) – Subsidiaries

Schedule 3.1(4) – Undisclosed Liabilities Schedule 3.1(5) – Local Tax ID Numbers Schedule 3.1(6) – Material Contracts Schedule 3.1(7) – Litigation

Schedule 3.1(8) – Insurance Policies Schedule 3.1(9) – Guarantees Schedule 3.1(10) – Inventories

Schedule 3.1(11) – Bank Accounts and Safe Deposit Boxes Schedule 3.1(12) – Employee and Independent Contractor List Schedule 3.1(13) – Employee Benefits

Schedule 3.1(14) – Governmental Authorizations; Licenses; Certifications Schedule 3.1(15) – Intellectual Property

Schedule 3.1(16) – Accounts Receivable Schedule 3.1(17) – Accounts Payable Schedule 3.1(18) – Real Estate

Schedule 3.1(19) – Service/Products Liability Schedule 3.1(20) - Warranties

Schedule 3.2 (1) – Litigation

Schedule 3.2 (2) – Debts

Schedule 3.2 (2.2) - Accounts Payable Schedule 3.2 (2.3) - Credits and leasing

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